8x8, Inc. Prices $137.5 Million of Convertible Senior Notes

CAMPBELL, Calif. — December 8, 2021 — 8x8, Inc. (NYSE: EGHT), a leading integrated cloud communications platform provider, today announced that it has entered into separate, privately negotiated agreements with certain qualified investors to issue $137.5 million in additional aggregate principal amount of its currently outstanding 0.50% Convertible Senior Notes due 2024 (the “additional notes”) in a private placement to such investors pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The additional notes will constitute a further issuance of, and form a single series with, 8x8’s outstanding 0.50% Convertible Senior Notes due 2024 issued on February 19, 2019 in the aggregate principal amount of $287.5 million and outstanding 0.50% Convertible Senior Notes due 2024 issued on November 21, 2019 in the aggregate principal amount of $75.0 million (the “existing notes” and, together with the additional notes, the “notes”). The purchase price for the additional notes is $1,007.79 per $1,000 principal amount of additional notes (which includes accrued interest from August 1, 2021). The additional notes will have substantially identical terms to the existing notes (except that they will bear a transfer restriction legend) and are expected to be fungible with the existing notes. 8x8 has committed to filing a resale registration statement with respect to the additional notes. Immediately after giving effect to the issuance of the additional notes, 8x8 will have $500.0 million aggregate principal amount of 0.50% Convertible Senior Notes due 2024 outstanding.

8x8 estimates that the net proceeds from the sale of the additional notes will be approximately $134.5 million after deducting fees payable to the placement agent and other offering expenses payable by 8x8. 8x8 intends to use a portion of such proceeds to consummate the previously announced acquisition of Fuze, Inc., use a portion of such proceeds to repurchase shares of its outstanding common stock (described below) and use the remainder of such proceeds for general corporate purposes.

The additional notes are unsecured, senior obligations of 8x8, and pay interest semi-annually at a rate of 0.50% per year. Prior to October 1, 2023, the notes are convertible only under certain circumstances and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The current conversion rate for the notes is 38.9484 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $25.68 per share, and is subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of approximately 33.75% over the last reported sale price of $19.20 per share of 8x8’s common stock on The New York Stock Exchange on December 7, 2021. 8x8 will settle conversions of the notes by paying or delivering, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.

8x8 may redeem all or any portion of the notes, at its option, on or after February 4, 2022 if the last reported sale price of 8x8’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which 8x8 provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Holders of notes may require 8x8 to repurchase their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, in connection with certain corporate events or if 8x8 issues a notice of redemption, it will, under certain circumstances, increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or during the relevant redemption period.

In connection with the pricing of the additional notes, 8x8 has committed to repurchasing approximately $45 million of its common stock from the purchasers of the additional notes, at a price of $19.20 per share.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the shares of 8x8’s common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from such registration requirements.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expected closing of the sale of the additional notes and the intended use of net proceeds from such sale. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to whether the conditions to the closing of the sale of the additional notes will be satisfied and the fact that 8x8’s management will have broad discretion in the use of the proceeds from any sale of the notes, and other risks detailed from time to time in 8x8’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2021 and September 30, 2021. The forward-looking statements in this press release are based on information available to 8x8 as of the date hereof, and 8x8 does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made except as required by law.

About 8x8 Inc.
8x8, Inc. (NYSE: EGHT) is transforming the future of business communications as a leading Software-as-a-Service provider of 8x8 XCaaS™ (eXperience Communications as a Service™), an integrated contact center, voice communications, video, chat and API solution built on one global cloud communications platform. 8x8 uniquely eliminates the silos between Unified Communications as a Service (UCaaS) and Contact Center as a Service (CCaaS) to power the communications requirements of all employees globally as they work together to deliver differentiated customer experiences. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, Twitter and Facebook.

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8x8, Inc. Contacts:

Investor Relations:
Kate Patterson, 1-408-763-8175
katherine.patterson@8x8.com

Media:
John Sun, 1-408-692-7054
john.sun@8x8.com